EXHIBIT 1

The name, business address and present principal occupation of each of the executive officers and persons controlling Pale Fire Capital SE are set forth below. Each of these persons is a Czech Republic citizen.

Name (Business Address) Dusan Senkypl Jestrabí 493, Osnice, 252 42 Jesenice, the Czech Republic	Positions with Reporting Person Shareholder, Chairman of the Board (and controlling person)	Principal Occupation Private investor, entrepreneur

Jan Barta
Na bateriich 104/35, Brevnov, 162 00 Praha 6, the Czech Republic

Petr Krajicek

U Floriana 402/11, Kolodeje, 190 16 Praha 9, the Czech Republic

David Holy

K Vrbickam 820/34, 664 48 Moravany, the Czech Republic

Shareholder, Chairman of the Supervisory Board (and controlling person)

Member of the Board, minority shareholder holding 1% of the voting rights and issued share capital in Pale Fire Capital SE

Member of the Supervisory Board, minority shareholder holding 20% of the voting rights and issued share capital in Pale Fire Capital SE

Private investor, entrepreneur Private investor, entrepreneur Private investor, entrepreneur

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